EXHIBIT 99.1

PRESS RELEASE

Anworth Mortgage Asset Corporation
Announces Stockholder Approval of Merger

Santa Monica, California, June 12, 2002—Anworth Mortgage Asset Corporation (AMEX: ANH) announced today that its stockholders approved and adopted an Agreement and Plan of Merger pursuant to which its external manager, Anworth Mortgage Advisory Corporation, will merge with and into Anworth. The merger is expected to become effective on or about June 13, 2002. After completion of this transaction, Anworth will be self-managed.

“We are pleased that our stockholders have approved the merger and we believe that this transaction will provide substantial benefits to our company and our stockholders in the long-term,” stated Lloyd McAdams, President and Chief Executive Officer of Anworth. He added “We believe that analysts and investors will view an internally-managed structure more favorably, and that the merger will facilitate our ability to raise capital.”

Anworth also announced that its stockholders elected the five directors nominated by Anworth’s current board of directors, and approved amendments to Anworth’s stock option agreement to increase the number of shares authorized for issuance and to provide for automatic future increases in the number of shares authorized. The proposal to create a classified board was not approved.

In addition, on June 11, 2002, Anworth declared a dividend of $0.50 per share. That dividend is payable on August 6, 2002 to holders of record as of the close of business on June 21, 2002.

About Anworth

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to stockholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Contact:
Joseph E. McAdams
Vice President
Anworth Mortgage Asset Corporation
(310) 394-0115

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